Exhibit 99.1

INDIA GLOBALIZATION CAPITAL PROVIDES UPDATE ON ITS IRON ORE BUSINESS

BETHESDA, MD -(Marketwire - December 3, 2010) - India Globalization Capital, Inc. (NYSE Amex: IGC), a company competing in the rapidly growing materials and infrastructure industry in India, provides an update on its iron ore business.

Iron ore prices recently rose to their highest level in six months as persistent rains in India disrupted mine output and Chinese steelmakers began restocking ahead of winter.  As reported by American Metal Market, in November 2010 spot prices exceeded $167 a metric ton, the highest since prices briefly reached a two year high of $190–$192 a metric ton in late April 2010.

Rising prices and strong pent up demand in iron ore bodes well for IGC, which has strategically positioned its business model in the past year to focus on its iron ore and rock aggregate materials business.  In recent months, IGC has announced contracts with Chinese steel mills to provide over $200 million dollars of iron ore over the next five years.

Much of the rise in prices has been driven by China’s economic development.  China’s domestic production of steel reached 426.6 million tons as of August 2010, and is expected to reach 640 million tons for the full year, according to Emerging Markets Direct.  The World Steel Association estimates China’s apparent steel consumption now accounts for 48% of world consumption.

Indian iron ore supply is a key component in China’s steel production, as India is the world’s third largest iron ore exporter, producing 11.3% of the world’s supply in 2009, according to the U.S. Geological Survey.  As a consequence of a temporary ban on exports by the Karnataka government, which coincided with the extended monsoon season, exports from India have been reduced by 38% this year.  Karnataka is the second-biggest iron ore producing state in India. The temporary ban was instituted on July 26, 2010 and the Karnataka High Court recently directed the government to put in place, by January 28, 2011, measures to curb illegal mining activity.

Ram Mukunda, CEO of IGC said “While we have seen a dramatic drop in our revenue due to the temporary ban and inclement weather, we have used the time to improve our processes and strategy.  We have a three pronged strategy: first, to widen our customer base, establish relationships with mine owners, and establish the processes to ship ore.  Second, to establish a site for crushing raw ore into ore fine, which will increase our net margins to between 10% and 15% thus controlling costs and establishing IGC as a value added supplier.  The final prong to our strategy is to establish a partnership (joint venture) with an iron ore mine owner.  We would provide the funding, customer base, mining expertise, supply chain processes, management and storage at the sea port for shipping.  This overall strategy will create considerable share holder value, as it positions IGC as a supplier with assets and vertical integration over its costs and processes. We continue to execute this strategy while we wait for the ports to reopen.”

About IGC:

Based in Bethesda, Maryland, India Globalization Capital (IGC) is a materials and construction company operating in India. We supply iron ore to China and rock aggregate to the infrastructure industry in India. For more information about IGC, please visit the company's web site at www.indiaglobalcap.com.

Forward-looking Statements:

Some of the statements contained in this press release that are not historical facts constitute forward-looking statements under the federal securities laws. Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or "continue" or the negative of those terms. These statements reflect management's current views and are subject to risks and uncertainties that could cause actual results to differ materially from those projected, expressed or implied in these statements. Factors that could cause actual results to differ, relate to: (i) ability of the parties to successfully execute on contracts and business plans, (ii) ability to raise capital and the structure of such capital including the exercise of warrants, (iii) exchange rate changes between the U.S. dollar and the Indian rupee, (iv) weather conditions in India and (v) the ability of the Company to access ports on the west coast of India. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. Other factors and risks that could cause or contribute to actual results differing materially from such forward looking statements have been discussed in greater detail in the Company's Annual Report on Form 10-K for the year ended March 31, 2010 filed with the Securities and Exchange Commission.

Investor Relations Contact:
Mr. John Selvaraj
301-983-0998